Exhibit 10.1

CONTINGENT VALUE RIGHTS AGREEMENT

THIS CONTINGENT VALUE RIGHTS AGREEMENT, dated as of April 17, 2019 (this “Agreement”), is entered into by and among Mateon Therapeutics, Inc., a Delaware corporation (the “Company”), Oncotelic, Inc., a Delaware corporation (“Oncotelic”), American Stock Transfer & Trust Company, LLC, a New York limited liability trust company (the “Rights Agent”) and initial CVR Registrar (as defined herein), and Matthew M. Loar, acting solely in his capacity as representative of the Holders (as defined herein) (the “Holder Representative”).

A.    The Company, Oncotelic Acquisition Corporation, a wholly owned subsidiary of the Company (“Merger Sub”), and Oncotelic have entered into an Agreement and Plan of Merger dated as of April 17, 2019 (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company (the “Merger”).

B.    Prior to the effectiveness of the Merger, the Company wishes to create and issue contingent value rights relating to the Legacy Assets (as defined herein) to the record holders of the Common Stock (as defined herein) as of a record date prior to the effectiveness of the Merger.

C.    On April 4, 2019, the Board of Directors of the Company authorized and declared a dividend of one CVR (as defined herein) for each share of Common Stock outstanding at 5:01 p.m. Eastern Time on the Record Date (as defined herein). The payment of such dividend will be conditioned upon, and such dividend will only become payable upon, the satisfaction or waiver of all conditions to the Merger and the occurrence of the time that is immediately prior to the Effective Time (as defined herein). The Company will pay the dividend immediately prior to the Effective Time.

Accordingly, and in consideration of the premises and the consummation of the transactions referred to above, it is mutually agreed, for the benefit of the Holders, as follows:

ARTICLE I

DEFINITIONS

1.1    Definitions.

(a)    For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(i)    all accounting terms used herein and not expressly defined herein have the meanings assigned to such terms in accordance with United States generally accepted accounting principles, as in effect on the date hereof;

(ii)    unless the context otherwise requires, words describing the singular number include the plural and vice versa, words denoting any gender include all genders and words denoting natural Persons include corporations, partnerships and other Persons and vice versa;

(iii)    the words “include” and “including” and variations thereof will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation”;

(iv)    the terms “hereof”, “hereunder”, “herein” and words of similar import refer to this Agreement as a whole and not to any particular Article, Section or provision of this Agreement; and

(v)    the Article and Section headings contained in this Agreement are for reference purposes only and do not limit or otherwise affect any of the substance of this Agreement.

(b)    The following terms have the meanings ascribed to them as follows:

“Achievement Certificate” has the meaning set forth in Section 2.4(a).

“Affiliates” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such Person.

“Board of Directors” means the board of directors of the Company.

“Board Resolution” means a copy of a resolution certified by the secretary or an assistant secretary of the Company to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification, and delivered to the Rights Agent and the Holder Representative.

“Business Day” means each day other than a Saturday, Sunday or any other day on which commercial banks in San Francisco, California are authorized or required by law to close.

“Change of Control” means any of the following transactions occurring after the Effective Time of the Merger: (x) (i) any consolidation or merger of the Company with or into any other corporation or entity or Person or (ii) any other corporate reorganization, in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, own less than 50% of the voting power of the surviving entity immediately after such consolidation, merger or reorganization, or (y) any sale of all or substantially all of the assets of the Company.

“Close of Business” on any given date means 5:00 p.m., Eastern Time, on such date; provided, however, that if such date is not a Business Day it will mean 5:00 p.m., Eastern Time, on the next succeeding Business Day.

“Common Stock” means the common stock, $0.01 par value, of the Company.

“CVR Payment Amount” means an amount equal to seventy-five percent (75%) of the Net Proceeds received by the Company in connection with a Legacy Transaction occurring after the Effective Time. All payments of any CVR Payment Amount to Holders pursuant to this Agreement shall be made, to the extent possible, in the same form in which such payments were received by the Company. To the extent any property other than cash is received by the Company as Net Proceeds, the Board of Directors may determine in its discretion, within sixty (60) days of the receipt of such property, to liquidate such property for cash, at which time the Net Proceeds resulting from such liquidation shall be paid to the Holders.

“CVR Payment Date” means the date (if any and if ever) that a CVR Payment Amount is payable by the Company to the Holders, which date will be established pursuant to Section 2.4.

“CVR Register” has the meaning set forth in Section 2.3(b).

“CVR Registrar” has the meaning set forth in Section 2.3(b).

“CVRs” means the contingent value rights issued by the Company pursuant to this Agreement.

“Effective Time” means the effective time of the Merger, pursuant to the Merger Agreement. The Company shall notify the Rights Agent of the Effective Time promptly after the occurrence thereof.

“Holder” means a Person in whose name a CVR is registered in the CVR Register.

“Holder Representative” means the Holder Representative named in the first paragraph of this Agreement, until a successor Holder Representative has become such pursuant to the applicable provisions of this Agreement, and thereafter “Holder Representative” will mean such successor Holder Representative.

“Legacy Assets” means the intellectual property rights and know-how and related assets that currently are or have been used in the research and development of the Company’s existing product candidates OXi4503 and CA4P (which is also known as combretastatin A4-phosphate, fosbretabulin or fosbretabulin tromethamine and ZYBRESTAT®), including all regulatory filings, clinical and non-clinical safety, efficacy and pharmacokinetic data, and the intellectual property rights set forth in Exhibit A attached hereto. The term “Legacy Assets” refers to the OXi4503 and CA4P product candidates and related assets in their form and for their currently contemplated uses at the time of the Merger Agreement and does not include any rights or assets discovered after the Merger, whether through enhancement of the product candidates on a standalone basis, or use of the product candidates in combination with other molecules or products.

“Legacy Transaction” means the full or partial sale, license, transfer or other disposition entered into by the Company with any Person with respect to any one or more of the Legacy Assets, for which one or more definitive agreements shall have been entered into prior to the Outside Date. For purposes of clarity, more than one transaction can constitute a Legacy Transaction pursuant to this Agreement.

“Net Proceeds” means the aggregate payments received by the Company after the Effective Time in connection with a Legacy Transaction, once such payments exceed $500,000, less (i) transaction costs and expenses, such as legal and investment banker fees, incurred or payable by the Company after the Effective Time in connection with the Legacy Transaction, (ii) patent maintenance fees, and (iii) any applicable sales, income and other taxes in respect of the Legacy Transaction that are incurred or payable after the Effective Time (net of any Company tax benefits resulting from the payment of any CVR Payment Amount to Holders pursuant to this Agreement). Amounts placed in escrow or earnout or other contingent payments in connection with a Legacy Transaction will not be considered Net Proceeds unless and until (and only to the extent that) such amounts are released from escrow or otherwise paid to the Company.

“Non-Achievement Certificate” has the meaning set forth in Section 2.4(b).

“Notice of Objection” has the meaning set forth in Section 2.4(c).

“Objection Period” has the meaning set forth in Section 2.4(c).

“Officer’s Certificate” means a certificate signed by the chief executive officer, president, chief financial officer or secretary of the Company, in his or her capacity as such an officer, and delivered to the Rights Agent and the Holder Representative.

“Outside Date” means the date that is four (4) years after the Effective Time.

“Permitted Transfer” means: (i) the transfer of any or all of the CVRs (upon the death of the Holder) by will or intestacy; (ii) transfer by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries upon the death of the trustee; (iii) transfers made pursuant to a court order of a court of competent jurisdiction (such as in connection with divorce, bankruptcy or liquidation); (iv) if the Holder is a partnership or limited liability company, a pro-rata distribution by the transferring partnership or limited liability company to its partners or members, as applicable; (v) a transfer made by operation of law (including a consolidation or merger) or in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; (vi) a transfer from a participant’s account in a tax-qualified employee benefit plan to the participant or to such participant’s account in a different tax-qualified employee benefit plan or to a tax-qualified individual retirement account for the benefit of such participant; or (vii) a transfer from a participant in a tax-qualified employee benefit plan, who received the CVRs from such participant’s account in such tax-qualified employee benefit plan, to such participant’s account in a different tax-qualified employee benefit plan or to a tax-qualified individual retirement account for the benefit of such participant.

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

“Record Date” means April 18, 2019.

“Rights Agent” means the Rights Agent named in the first paragraph of this Agreement, until a successor Rights Agent has become such pursuant to the applicable provisions of this Agreement, and thereafter “Rights Agent” will mean such successor Rights Agent.

“Rights Agent Fee” means the agreed-upon fee of the Rights Agent to act in such capacity pursuant to the terms of this Agreement.

“Surviving Person” has the meaning set forth in Section 6.1(a)(i).

ARTICLE II

CONTINGENT VALUE RIGHTS

2.1    Authority; Issuance of CVRs; Appointment of Rights Agent.

(a)    The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any violation of any provision of the Certificate of Incorporation or By-laws of the Company, or (ii) result in any violation of any loan or credit agreement, note, mortgage, indenture, lease, or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Company or its properties or assets which violation, in the case of clause (ii), individually or in the aggregate, would reasonably be expected to be material to the Company. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity (as defined in the Merger Agreement) is required by or with respect to the Company in connection with the execution and delivery of this Agreement by the Company or the consummation by Company of the transactions contemplated hereby.

(b)    One CVR will be issued with respect to each share of Common Stock that is outstanding as of 5:01 p.m. Eastern Time on the Record Date.

(c)    The Company hereby appoints American Stock Transfer & Trust Company, LLC as the Rights Agent to act as rights agent for the Company in accordance with the instructions hereinafter set forth in this Agreement, and American Stock Transfer & Trust Company, LLC hereby accepts such appointment.

2.2    Nontransferable. The CVRs may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer.

2.3    No Certificate; Registration; Registration of Transfer; Change of Address.

(a)    The CVRs will be issued in book-entry form only and will not be evidenced by a certificate or other instrument.

(b)    The Rights Agent will keep a register (the “CVR Register”) for the registration of CVRs. The Rights Agent is hereby initially appointed “CVR Registrar” for the purpose of registering CVRs and permitted transfers of CVRs as herein provided. Upon any change in the identity of the Rights Agent, the successor Rights Agent will automatically also become the successor CVR Registrar.

(c)    Subject to the restrictions on transferability set forth in Section 2.2, every request made to transfer a CVR must be in writing and accompanied by a written instrument or instruments of transfer and any other requested documentation in a form reasonably satisfactory to the Company and the CVR Registrar, duly executed by the registered Holder or Holders thereof or by the duly appointed legal representative thereof or by a duly authorized attorney, including the evidence of authority of the party presenting the CVR for transfer which authority may include, if applicable, a signature guarantee from an eligible guarantor institution participating in a signature guarantee program approved by the Securities Transfer Association. A request for a transfer of a CVR must be accompanied by such documentation establishing that the transfer is a Permitted Transfer as may be reasonably requested by the Company and/or the CVR Registrar, if appropriate. Upon receipt of such written request and materials, the CVR Registrar will, subject to its reasonable determination that the transfer instrument is in proper form and the transfer otherwise complies with the other terms and conditions herein, register the transfer of the CVRs in the CVR Register. All duly transferred CVRs registered in the CVR Register will be the valid obligations of the Company, evidencing the same right and will entitle the transferee to the same benefits and rights under this Agreement as those previously held by the transferor. No transfer of a CVR will be valid until registered in the CVR Register, and any transfer not duly registered in the CVR Register will be void and invalid. All costs and expenses related to any transfer or assignment of the CVRs (including the cost of any transfer tax) will be the responsibility of the transferor.

(d)    A Holder (or an authorized representative thereof) may make a request to the CVR Registrar to change such Holder’s address of record in the CVR Register. Upon receipt of such request, the CVR Registrar will promptly record the change of address in the CVR Register.

2.4    Payment Procedures.

(a)    Promptly following the occurrence of a Legacy Transaction as to which the Holders are entitled to receive a CVR Payment Amount, but in no event later than thirty (30) days after the occurrence of such a Legacy Transaction, and within thirty (30) days after the end of any calendar quarter in which the Company has received Net Proceeds, the Company will deliver to the Holder Representative and the Rights Agent a certificate (the “Achievement Certificate”), certifying that the Holders are entitled to receive a CVR Payment Amount (and setting forth the calculation of the CVR Payment Amount).

(b)    If no Legacy Transaction has been entered into and no Net Proceeds have been received on or before the Outside Date, then, as soon as reasonably practicable after the Outside Date, but in no event later than thirty (30) days after the Outside Date, the Company will deliver to the Holder Representative and the Rights Agent a certificate (the “Non-Achievement Certificate”), stating that no Legacy Transaction has been entered into and no Net Proceeds have been received prior to the Outside Date.

(c)    Within thirty (30) calendar days after distribution by the Rights Agent of a Non-Achievement Certificate (the “Objection Period”), the Holder Representative may deliver a written notice to the Company specifying that the Holder Representative objects to the determination of the Company set forth in the Non-Achievement Certificate (a “Notice of Objection”) and stating the reason upon which the Holder Representative has determined that a Legacy Transaction has been entered into or that Net Proceeds have been received on or before the Outside Date. Any dispute arising from a Notice of Objection will be resolved in accordance with the procedure set forth in Section 8.10, which decision will be binding on the parties hereto and every Holder.

(d)    If a Notice of Objection has not been delivered to the Company within the Objection Period, then the Holders will have no right to receive the CVR Payment Amount, and the Company and the Rights Agent will have no further obligations with respect to the CVR Payment Amount.

(e)    If the Company delivers an Achievement Certificate to the Holder Representative and the Rights Agent or if the CVR Payment Amount is determined to be payable pursuant to Section 2.4(c) above, the Company will establish a CVR Payment Date that is the earlier of (i) thirty (30) days after the end of the Company’s fiscal quarter during which the Achievement Certificate is delivered or (ii) thirty (30) days after the date of final determination pursuant to Section 2.4(c) above, as applicable. At least five (5) Business Days before such CVR Payment Date, the Company will cause the CVR Payment Amount to be delivered to the Rights Agent, and in turn, on the CVR Payment Date, the Rights Agent will distribute the CVR Payment Amount to the Holders (each Holder being entitled to receive its pro rata share of the CVR Payment Amount based on the number of CVRs held (as of the date of the Achievement Certificate or the date of final determination pursuant to Section 2.4(c) above, as applicable) by such Holder as reflected on the CVR Register) (i) by check mailed to the address of each such respective Holder as reflected in the CVR Register as of the Close of Business on the last Business Day before such CVR Payment Date, or, (ii) with respect to any Holder who has provided the Rights Agent with wire transfer instructions meeting the Rights Agent’s requirements, by wire transfer of immediately available funds to such account.

(f)    The Company will be entitled to deduct and withhold, or cause to be deducted or withheld, from each CVR Payment Amount otherwise payable pursuant to this Agreement, such amounts as the Company is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code, or any provision of state or local tax law. To the extent that amounts are so withheld or paid over to or deposited with the relevant governmental entity, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the Holder in respect of which such deduction and withholding was made.

(g)    Subject to prior execution and delivery by the Holder Representative of a reasonable and customary confidentiality and market stand-off agreement, the Company will promptly furnish to the Holder Representative all information and documentation in connection with this Agreement and the CVRs that the Holder Representative may reasonably request in connection with the determination of whether a Legacy Transaction has occurred. The Company will promptly furnish to the Rights Agent all information and documentation in connection with this Agreement and the CVRs that the Rights Agent may reasonably request in order to perform under this Agreement.

(h)    The Company acknowledges that the bank accounts maintained by the Rights Agent in connection with the services provided under this Agreement will be in the Rights Agent’s name and that the Rights Agent may receive investment earnings in connection with the investment at the Rights Agent’s risk and for its benefit of funds held in those accounts from time to time.

2.5    No Voting, Dividends or Interest; No Equity or Ownership Interest in the Company.

(a)    The CVRs will not have any voting or dividend rights, and interest will not accrue on any amounts payable on the CVRs to any Holder.

(b)    The CVRs will not represent any equity or ownership interest in the Company.

2.6    Company Obligation.

Notwithstanding anything else in this Agreement to the contrary, the Company’s only obligation in connection with (a) any continued operation of, development of or investment in the Legacy Assets, (b) pursuing, negotiating or entering into one or more Legacy Transactions, and (c) the terms and conditions of any Legacy Transaction will be to act or forbear from acting in good faith; provided, however, that to the extent that the Company makes a decision to pursue, engage in, negotiate or enter into a Legacy Transaction, the Company will use commercially reasonable efforts to seek to ensure that such Legacy Transaction is entered into prior to the Outside Date.

ARTICLE III

THE RIGHTS AGENT

3.1    Certain Duties and Responsibilities.

(a)    The Rights Agent will not have any liability for any actions taken or not taken in connection with this Agreement, except to the extent of its willful misconduct, bad faith or gross negligence. No provision of this Agreement will require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers. Notwithstanding anything contained herein to the contrary, the Rights Agent’s aggregate liability under this Agreement, or from all services provided or omitted to be provided under this Agreement, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed, the amounts paid hereunder by the Company to the Rights Agent as fees and charges, but not including reimbursable expenses.

(b)    The Holder Representative may direct the Rights Agent to act on behalf of the Holders in enforcing any of its or their rights hereunder, including the delivery of any Notice of Objection and negotiation or arbitration pursuant to Section 8.10. The Rights Agent will be under no obligation to institute any action, suit or legal proceeding or to take any other action likely to involve material expense unless the Holder Representative will furnish the Rights Agent with reasonable security and indemnity for any costs and expenses that may be incurred. All rights of action under this Agreement may be enforced by the Rights Agent, and any action, suit or proceeding instituted by the Rights Agent will be brought in its name as Rights Agent, and any recovery of judgment will be for the ratable benefit of all the Holders, as their respective rights or interests may appear.

3.2    Certain Rights of Rights Agent. The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations will be read into this Agreement against the Rights Agent. In addition:

(a)    the Rights Agent may rely and will be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties;

(b)    whenever the Rights Agent will deem it desirable that a matter be proved or established before taking, suffering or omitting any action hereunder, the Rights Agent may, in the absence of willful misconduct, bad faith or gross negligence on its part, rely upon an Officer’s Certificate;

(c)    the Rights Agent may engage and consult with counsel of its selection and the written advice of such counsel or any opinion of counsel will be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon;

(d)    in the event of arbitration, the Rights Agent may engage and consult with tax experts, valuation firms and other experts and third parties that it, in its sole and absolute discretion, deems appropriate or necessary to enable it to discharge its duties hereunder;

(e)    the permissive rights of the Rights Agent to do things enumerated in this Agreement will not be construed as a duty;

(f)    the Rights Agent will not be required to give any note or surety in respect of the execution of such powers or otherwise in respect of the premises;

(g)    the Company agrees to indemnify the Rights Agent for, and hold the Rights Agent harmless against, any loss, liability, claim, demands, suits or expense (in each case pertaining to the Rights Agent’s own account only) arising out of or in connection with the Rights Agent’s duties under this Agreement, including the costs and expenses of defending the Rights Agent against any claims, charges, demands, suits or loss, unless such loss has been determined by a court of competent jurisdiction to be a result of the Rights Agent’s willful misconduct, bad faith or gross negligence; and

(h)    the Company agrees (i) to pay the fees and expenses of the Rights Agent in connection with this Agreement, as set forth on Schedule 1 hereto, and (ii) to reimburse the Rights Agent for all taxes and governmental charges, reasonable expenses and other charges of any kind and nature incurred by the Rights Agent in the execution of this Agreement. The Rights Agent will also be entitled to reimbursement from the Company for all reasonable and necessary out-of-pocket expenses (including reasonable fees and expenses of the Rights Agent’s counsel and agent) paid or incurred by it in connection with the administration by the Rights Agent of its duties hereunder. An invoice for the Rights Agent Fee will be rendered a reasonable time before, and paid on, the effective date of the applicable transaction. An invoice for any out-of-pocket expenses and per item fees realized will be rendered and payable within thirty (30) calendar days after receipt by the Company. The Company agrees to pay to Rights Agent any amounts, including fees and expenses, payable in favor of the Rights Agent in connection with any dispute, resolution or arbitration arising under or in connection with the Agreement; and any fees and expenses, payable by the Company in favor of the Rights Agent or payable in favor of the Company related to such dispute, resolution or arbitration will be offset against the CVR Payment Amount, if any, or any payment to be made thereafter under this Agreement.

3.3    Resignation and Removal; Appointment of Successor.

(a)    The Rights Agent may resign at any time by giving written notice thereof to the Company specifying a date when such resignation will take effect, which notice will be sent at least thirty (30) days before the date so specified.

(b)    If the Rights Agent will resign, be removed or become incapable of acting, the Company, by way of a Board Resolution, will promptly appoint a qualified successor Rights Agent who may (but need not) be a Holder but will not be an officer of the Company. The successor Rights Agent so appointed will, forthwith upon its acceptance of such appointment in accordance with this Section 3.3(b), become the successor Rights Agent.

(c)    The Company will give notice of each resignation and each removal of a Rights Agent and each appointment of a successor Rights Agent by mailing written notice of such event by first-class mail, postage prepaid, to the Holders as their names and addresses appear in the CVR Register and by delivering notice to the Holder Representative. Each notice will include the name and address of the successor Rights Agent. If the Company fails to send such notice within five (5) Business Days after acceptance of appointment by a successor Rights Agent, upon the Company’s request the successor Rights Agent will cause such notice to be mailed at the expense of the Company.

3.4    Acceptance of Appointment by Successor. Every successor Rights Agent appointed hereunder will execute, acknowledge and deliver to the Company and to the retiring Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent, without any further act, deed or conveyance, will become vested with all the rights, powers, trusts and duties of the retiring Rights Agent; provided, however, that upon the request of the Company or the successor Rights Agent, such retiring Rights Agent will cooperate in the transfer of all relevant data, including the CVR Register, to the successor Rights Agent.

ARTICLE IV

COVENANTS

4.1    List of Holders. The Company will furnish or cause to be furnished to the Holder Representative and the Rights Agent the names, addresses and shareholdings of registered holders of Common Stock as of 5:01 p.m. Eastern Time on the Record Date. The Company will promptly furnish an electronic copy of the CVR Register to the Holder Representative upon written request from the Holder Representative.

4.2    Payment of CVR Payment Amount. The Company will duly and promptly transfer the CVR Payment Amounts, if any, to the Rights Agent to be distributed to the Holders in the manner provided for in Section 2.4 and in accordance with the terms of this Agreement.

ARTICLE V

AMENDMENTS

5.1    Amendments Without Consent of Holder Representative.

(a)    Without the consent of the Holder Representative or the Rights Agent, the Company, when authorized by a Board Resolution, at any time and from time to time, may enter into one or more amendments hereto, for any of the following purposes:

(i)    to evidence the succession of another Person to the Company and the assumption by any such successor of the covenants of the Company herein in a transaction contemplated by Section 6.1 hereof; or

(ii)    to evidence the termination of the CVR Registrar and the succession of another Person as a successor CVR Registrar and the assumption by any successor of the obligations of the CVR Registrar herein.

(b)    Without the consent of the Holder Representative, the Company, when authorized by a Board Resolution, together with the Rights Agent, in the Rights Agent’s sole and absolute discretion, may at any time and from time to time, enter into one or more amendments hereto:

(i)    to evidence the succession of another Person as a successor Rights Agent and the assumption by any successor of the covenants and obligations of the Rights Agent herein;

(ii)    to add to the covenants of the Company such further covenants, restrictions, conditions or provisions as the Board of Directors and the Rights Agent will consider to be for the protection of the Holders;

(iii)    to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein; provided, however, that in each case, such provisions will not materially adversely affect the interests of the Holders; or

(iv)    to add, eliminate or change any provision of this Agreement unless such addition, elimination or change is adverse to the interests of the Holders.

(c)    Promptly after the execution by the Company and the Rights Agent of any amendment pursuant to the provisions of this Section 5.1, the Company will deliver a notice thereof to the Holder Representative, setting forth in general terms the substance of such amendment.

5.2    Amendments with Consent of Holder Representative. Subject to Section 5.1 (which amendments pursuant to Section 5.1 may be made without the consent of the Holder Representative), the Company, when authorized by a Board Resolution, and the Rights Agent and the Holder Representative may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any or all provisions of this Agreement.

5.3    Execution of Amendments. In executing any amendment permitted by this Article V, the Rights Agent will be entitled to receive, and will be fully protected in relying upon, an opinion of counsel of the Company, at Company’s sole expense, stating that the execution of such amendment is authorized or permitted by this Agreement. The Rights Agent may, but is not obligated to, enter into any such amendment that affects the Rights Agent’s own rights, privileges, covenants or duties under this Agreement or otherwise.

5.4    Effect of Amendments. Upon the execution of any amendment under this Article V, this Agreement will be modified in accordance therewith, such amendment will form a part of this Agreement for all purposes and every Holder will be bound thereby.

5.5    Amendment Prior to Effective Time. This Agreement may not be amended prior to the Effective Time without the prior written consent of Oncotelic.

ARTICLE VI

CONSOLIDATION, MERGER, SALE OR CONVEYANCE

6.1    Effect of Merger or Consolidation

(a)    Except as contemplated by the Merger, the Company will not consolidate with or merge into any other Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person, unless:

(i)    the Person formed by such consolidation or into which the Company is merged or the Person that acquires by conveyance or transfer, or that leases, the properties and assets of the Company substantially as an entirety (the “Surviving Person”) expressly assumes payment (if and to the extent required hereunder) of amounts on all the CVRs and the performance of every duty and covenant of this Agreement on the part of the Company to be performed or observed; and

(ii)    the Company has delivered to the Holder Representative and the Rights Agent an Officer’s Certificate, stating that such consolidation, merger, conveyance, transfer or lease complies with this Article VI and that all conditions precedent herein provided for relating to such transaction have been complied with.

(b)    In the event the Company conveys, transfers or leases its properties and assets substantially as an entirety in accordance with the terms and conditions of this Section 6.1, the Surviving Person will be liable for the payment of the CVR Payment Amount and the performance of every duty and covenant of this Agreement on the part of the Company to be performed or observed.

(c)    Notwithstanding the foregoing, in the event the Company conveys, transfers or leases its properties and assets substantially as an entirety in accordance with the terms and conditions of this Section 6.1 or a Change of Control shall occur, then the Company will have the right to purchase all, but not less than all, of the outstanding CVRs for an amount equal to their then fair market value as determined in good faith by an independent third party appraisal firm retained by the Company. Within sixty (60) calendar days after distribution by the Rights Agent of the purchase price for the CVRs as determined in accordance with the terms of this Section 6.1(c), the Holder Representative may deliver a written notice to the Company specifying that the Holder Representative objects to the determination of the purchase price for the CVRs as determined in accordance with the terms of this Section 6.1(c). Any dispute arising from such an objection will be resolved in accordance with the procedure set forth in Section 8.10, which decision will be binding on the parties hereto and every Holder (including the Holders not participating therein).

6.2    Successor Substituted. Upon any consolidation of or merger by the Company with or into any other Person, or any conveyance, transfer or lease of the properties and assets substantially as an entirety to any Person in accordance with Section 6.1, the Surviving Person will succeed to, and be substituted for, and may exercise every right and power of, the Company under this Agreement with the same effect as if the Surviving Person had been named as the Company herein, and thereafter the predecessor Person will be relieved of all obligations and covenants under this Agreement and the CVRs.

ARTICLE VII

THE HOLDER REPRESENTATIVE

7.1    Appointment. Effective upon the issuance of the CVRs under this terms of this Agreement, and without any further act of any of Holders, the Holder Representative is appointed as the representative of the Holders and as the attorney-in-fact and agent for and on behalf of each Holder for purposes of this Agreement and will take such actions to be taken by the Holder Representative under this Agreement and such other actions on behalf of such Holders as it may deem necessary or appropriate in connection with or to consummate the transactions contemplated hereby, including (i) executing and delivering this Agreement and any other ancillary documents and negotiating and executing any amendments, modifications, waivers or changes thereto as to which the Holder Representative, in its sole discretion, has consented (provided that any waiver or amendment that adversely and disproportionately affects the rights or obligations of one or more Holders as compared to other Holders will require the prior written consent of a majority in interest of the disproportionately affected Holders), (ii) agreeing to, negotiating, entering into settlements and compromises of, complying with orders of courts with respect to, and otherwise administering and handling any claims under this Agreement on behalf of such Holders, and (iii) taking all other actions that are either necessary or appropriate in the judgment of the Holder Representative for the accomplishment of the foregoing or contemplated by the terms of this Agreement. The Holder Representative hereby accepts such appointment and agrees to serve as such without compensation. The appointment of the Holder Representative as each Holder’s attorney-in-fact revokes any power of attorney heretofore granted that authorized any other Person to represent such Holder with regard to this Agreement and any other agreements or documents executed or delivered in connection with this Agreement. The Holder Representative is the sole and exclusive representative of each of the Holders for any purpose provided for by this Agreement.

7.2    Actions of Holder Representative.

(a)    A decision, act, consent or instruction of the Holder Representative hereunder will constitute a decision, act, consent or instruction of all Holders and will be final, binding and conclusive upon each such Holder, and the Company and the Rights Agent may rely upon any such decision, act, consent or instruction of the Holder Representative as being the decision, act, consent or instruction of each and every such Holder. The Company and the Rights Agent will be relieved from any liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of the Holder Representative.

(b)    The Holder Representative will incur no liability with respect to any action taken or suffered by any Holder in reliance upon any notice, direction, instruction, consent, statement or other document believed by such Holder Representative to be genuine and to have been signed by such Holder (and will have no responsibility to determine the authenticity thereof), nor for any other action or inaction, except the gross negligence, bad faith or willful misconduct of the Holder Representative. In all questions arising under this Agreement, the Holder Representative may rely on the advice of outside counsel, and the Holder Representative will not be liable to any Holder for anything done, omitted or suffered in good faith by Holder Representative based on such advice.

(c)    The Holders will severally (on a pro rata basis, based on the number of CVRs held by each Holder) but not jointly indemnify the Holder Representative and hold the Holder Representative harmless against any loss, liability or expense incurred without gross negligence, bad faith or willful misconduct on the part of the Holder Representative and arising out of or in connection with the acceptance or administration of the Holder Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel or other advisors reasonably retained by the Holder Representative.

(d)    In connection with providing services under this Agreement, the Holder Representative will be reimbursed by the Company for all reasonable fees and expenses incurred in providing such services. Any such fees and expenses will be paid by the Company within thirty (30) days of the receipt of an invoice from the Holder Representative and will be offset against the CVR Payment Amount, if any.

7.3    Removal; Appointment of Successor.

(a)    At any time Holders representing at least a majority of the outstanding CVRs may, by written consent, appoint another Person as Holder Representative. Notice together with a copy of the written consent appointing such Person and bearing the signatures of Holders of at least a majority of the outstanding CVRs must be delivered to the Company and the Rights Agent not less than ten (10) days prior to such appointment. Such appointment will be effective upon the later of the date indicated in the consent or the date ten (10) days after such consent is received by the Company and the Rights Agent.

(b)    If the Holder Representative becomes unable or unwilling to continue in his or its capacity as the Holder Representative, or if the Holder Representative resigns as a Holder Representative, the Holder Representative may appoint a new representative as the Holder Representative. If the Holder Representative is unable or unwilling to appoint a successor Holder Representative, then the Board of Directors of the Company shall appoint a successor Holder Representative. Notice and a copy of the written consent appointing such new representative must be delivered to the Company and the Rights Agent. Such appointment will be effective upon the later of the date indicated in the consent or the date ten (10) days after such consent is received by the Company and the Rights Agent.

7.4    Grant of Authority. The grant of authority provided for in this Article VII (i) is coupled with an interest and will be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Holder, and (ii) will survive the consummation of the Merger. The provisions of this Article VII will be binding upon the executors, heirs, legal representatives, successors and assigns of each Holder, and any references in this Agreement to any Holder or the Holders will mean and include the successors to such Holder’s rights hereunder, whether pursuant to testamentary disposition, the laws of descent and distribution or otherwise.

ARTICLE VIII

OTHER PROVISIONS OF GENERAL APPLICATION

8.1    Notices to Rights Agent, Company and Holder Representative. Subject to Section 8.2, all notices, requests, demands, claims and other communications that are required to be or may be given under this Agreement must be in writing and will be deemed to have been effectively given: (a) upon personal delivery to the recipient; (b) when sent by e-mail transmission, if sent during normal business hours of the recipient; if not, then on the next Business Day; or (c) one Business Day after deposit with a nationally recognized overnight courier, specifying next-day delivery, with written verification of receipt, in each case to the intended recipient at the following addresses:

(a)	if to the Company or Oncotelic, to

Oncotelic, Inc.

29397 Agoura Road Suite 107

Agoura Hills, CA 91301

Attn: Vuong Trieu

Email:

with a copy to

Sheppard Mullin Richter & Hampton LLP

12275 El Camino Real Suite 200

San Diego, CA 92130

Attn: James A. Mercer III, Esq.

Email:

(b)	if to the Rights Agent, to

American Stock Transfer & Trust Company, LLC

6201 15th Avenue

Brooklyn, New York 11219

Attention: Relationship Management

with a copy to

American Stock Transfer & Trust Company, LLC

48 Wall Street, 22nd Floor

New York, New York 10005

Attention: Legal Department; and

(c)	if to the Holder Representative, to

Matthew M. Loar

c/o Oncotelic, Inc.

29397 Agoura Road Suite 107

Agoura Hills, CA 91301

Email:

or to such other address as either party has furnished to the other by notice given in accordance with this Section 8.1.

8.2    Notice to Holders. Where this Agreement provides for notice to Holders, such notice will be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to each Holder affected by such event, at his, her or its address as it appears in the CVR Register, not later than the latest date, and not earlier than the earliest date, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder will affect the sufficiency of such notice with respect to other Holders.

8.3    Entire Agreement. This Agreement represents the entire understanding of the parties hereto with reference to the CVRs and this Agreement supersedes any and all other oral or written agreements made with respect to the CVRs. No party has relied on any other express or implied representation or warranty, either written or oral in connection with its entry into this Agreement, including any representation or warranty arising under statute or otherwise under law.

8.4    Legal Holidays. If a CVR Payment Date is not a Business Day, then, notwithstanding any provision of this Agreement to the contrary, any payment required to be made in respect of the CVRs on such date need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the CVR Payment Date.

8.5    Force Majeure. Notwithstanding anything to the contrary contained herein, the Rights Agent shall not be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunctions of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war or civil unrest.

8.6    Assignment. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any of the parties hereto without the prior written consent of the other parties hereto; provided, however, that the Rights Agent may, without further consent of the other parties hereto, assign any of its rights and obligations hereunder to any affiliated transfer agent registered under Rule 17Ac2-1 promulgated under the Securities Exchange Act of 1934, as amended.

8.7    Third Party Beneficiaries. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, will give to any Person (other than the parties hereto, the Holders and their permitted successors and assigns hereunder) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the parties hereto, the Holders and their permitted successors and assigns.

8.8    Termination. This Agreement will terminate and be of no further force or effect, and the parties hereto will have no liability hereunder, upon the earliest to occur of (a) the payment of the last possible CVR Payment Amount due hereunder, (b) if a Notice of Objection is not delivered within the Objection Period, the expiration of the Objection Period or (c) in the event of the delivery of a Notice of Objection, either (i) the final determination in accordance with this Agreement that no Legacy Transaction has been achieved and no Net Proceeds have been received on or prior to the Outside Date or (ii) the fulfillment of any payment obligation required pursuant to a final determination made in accordance with this Agreement.

8.9    Survival. Notwithstanding anything in this Agreement to the contrary, all provisions regarding indemnification, warranty, liability and limits thereon, and confidentiality and protection of proprietary rights and trade secrets shall survive the termination or expiration of this Agreement.

8.10    Governing Law. This Agreement and the CVRs will be governed by the laws of the State of Delaware without reference to principles of conflicts of laws that would result in the application of the laws of any other jurisdiction.

8.11    Remedies. The Holders will not have any rights or remedies with respect to the CVRs except as expressly set forth herein.

8.12    Arbitration.

(a)    Before any arbitration pursuant to Section 8.10(b), the Company, the Rights Agent and the Holder Representative will negotiate in good faith for a period of thirty (30) days to resolve any controversy or claim arising out of or relating to this Agreement or the breach thereof.

(b)    Any claim which the Holders have the right to assert hereunder (including any claims brought by the Holder Representative on behalf of the Holders) will be settled by arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The Company, the Rights Agent and/or the Holder Representative may initiate an arbitration for any matter relating to this Agreement. However, in the event of a dispute arising from the delivery of a Notice of Objection, the sole matter to be settled by arbitration will be whether a Legacy Transaction has occurred or Net Proceeds have been received on or before the Outside Date. The number of arbitrators will be one, and such arbitrator will be selected by the American Arbitration Association. The place of the arbitration will be San Francisco, California. The arbitrator will be a lawyer or retired judge or accountant with experience in the biopharmaceutical industry and with mergers and acquisitions. Except as may be required by law, neither a party nor the arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of the other parties (provided that the Holder Representative may disclose to the Holders any such information without the consent of the Company). Any award payable in favor of the Holders or the Rights Agent as a result of arbitration will be distributed to the Holders on a pro rata basis, based on the number of CVRs held by each Holder. The Company will pay all fees and expenses of the arbitration, including the costs and expenses billed by the arbitrator in connection with the performance of its duties described herein; provided, however, that if the arbitrator rules in favor of the Company, the arbitrator’s fees and expenses will be offset against the CVR Payment Amount, if any, or any payment to be made thereafter hereunder. Each party will be responsible for its own attorney fees, expenses and costs of investigation.

8.13    Confidentiality.

(a)    Definition. “Confidential Information” shall mean any and all technical, scientific or business information relating to a party, including, without limitation, financial, marketing and product development information, stockholder information (including any non-public information of such stockholder), and proprietary information that is disclosed or otherwise becomes known to the other party or its affiliates, agents or representatives before or during the term of this Agreement. Confidential Information constitutes trade secrets and is of great value to the owner (or its affiliates). Confidential Information shall not include any information that is: (a) already known to the other party or its affiliates at the time of the disclosure, provided that such prior knowledge can be substantiated by the written records of such party; (b) publicly known at the time of the disclosure or becomes publicly known through no wrongful act or failure of the other party; (c) subsequently disclosed to the other party or its affiliates on a non-confidential basis by a third party not having a confidential relationship with the owner and which rightfully acquired such information; or (d) independently developed by one party without access to the Confidential Information of the other, provided that such independent development can be substantiated by the written records of such party. This Agreement, including all of its terms and conditions, will not be deemed to be Confidential Information and may be publicly disclosed by the Company and Oncotelic.

(b)    Use and Disclosure. All Confidential Information of a party will be held in confidence by the other party with at least the same degree of care as such party protects its own confidential or proprietary information of like kind and import, but not less than a reasonable degree of care. Neither party will disclose in any manner Confidential Information of the other party in any form to any person or entity without the other party’s prior consent. However, each party may disclose relevant aspects of the other party’s Confidential Information to its officers, affiliates, agents, subcontractors and employees to the extent reasonably necessary to perform its duties and obligations under this Agreement. Without limiting the foregoing, each party will implement such physical and other security measures and controls as are necessary to protect (a) the security and confidentiality of Confidential Information; (b) against any threats or hazards to the security and integrity of Confidential Information; and (c) against any unauthorized access to or use of Confidential Information. To the extent that a party delegates any duties and responsibilities under this Agreement to an agent or other subcontractor, the party ensures that such agent and subcontractor are contractually bound to confidentiality terms consistent with the terms of this Section 8.13.

(c)    Required or Permitted Disclosure. In the event that any requests or demands are made for the disclosure of Confidential Information, other than requests to Rights Agent for stockholder records pursuant to standard subpoenas from state or federal government authorities (e.g., divorce and criminal actions), the party receiving such request will promptly notify the other party to secure instructions from an authorized officer of such party as to such request and to enable the other party the opportunity to obtain a protective order or other confidential treatment, unless such notification is otherwise prohibited by law or court order. Each party expressly reserves the right, however, to disclose Confidential Information to any person whenever it is advised by counsel that it may be held liable for the failure to disclose such Confidential Information or if required by law or court order.

(d)    Unauthorized Disclosure. As may be required by law and without limiting any party’s rights in respect of a breach of this Section 8.13, each party will promptly:

(i)    notify the other party in writing of any unauthorized possession, use or disclosure of the other party’s Confidential Information by any person or entity that may become known to such party;

(ii)    furnish to the other party full details of the unauthorized possession, use or disclosure; and

(iii)    use commercially reasonable efforts to prevent a recurrence of any such unauthorized possession, use or disclosure of Confidential Information.

(e)    Costs. Each party will bear the costs it incurs as a result of compliance with this Section 8.13.

8.14    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. Delivery of a signed Agreement by reliable electronic means, including facsimile, email, or any electronic signature complying with the U.S. federal ESIGN Act of 2000 (including DocuSign) shall be an effective method of delivering the executed Agreement. This Agreement may be stored by electronic means and either an original or an electronically stored copy of this Agreement can be used for all purposes, including in any proceeding to enforce the rights and/or obligations of the parties to this Agreement.

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

MATEON THERAPEUTICS, INC.

By:	/s/ William D. Schwieterman
William D. Schwieterman
Chief Executive Officer

ONCOTELIC, INC.

By:	/s/ Vuong Trieu

Vuong Trieu
Chief Executive Officer

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

By:	/s/ Michael A. Nespoli

Name:	Michael A. Nespoli
Title:	Executive Director

MATTHEW M. LOAR

/s/ Matthew M. Loar